EZCORP Acquires 40 Traditional Pawn and Auto Pawn Stores in Mexico

Austin, Texas (June 18, 2025) — EZCORP, Inc. (NASDAQ:EZPW), a leading provider of pawn loans in the United States and Latin America, announced today that it has acquired 40 pawn stores across 13 states in Mexico. The stores, operating under the names “Monte Providencia” and “Tu Empeño Efectivo” offer traditional pawn loans, as well as auto pawn transactions, some of which are in stand-alone auto pawn stores. With this acquisition, the Company also takes over the management of 7 additional Monte Providencia stores, which it plans to acquire in the coming months.
Lachie Given, Chief Executive Officer, stated: “The Monte Providencia acquisition realizes our strategic objective of geographic expansion, increasing our footprint by 40 stores in Mexico. Mexico continues to be one of our most attractive markets with strong financial performance and robust growth potential. We are excited that these stores also bring diversification of our pawn portfolio with the expansion into auto pawn, a growing segment of the pawn industry in Mexico, that enables higher dollar auto loan transactions and engages a new customer base.”
EZCORP now operates a total of 1,332 pawn stores, 787 of which are in Latin America, including 602 in Mexico.
ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn transactions in the United States and Latin America. We also sell pre-owned and recycled merchandise, primarily collateral forfeited from pawn lending operations and merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the S&P 1000 Index and Nasdaq Composite Index.

FORWARD LOOKING STATEMENTS
This announcement contains certain forward-looking statements regarding the Company’s strategy, initiatives, and expected performance. These statements are based on the Company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the Company's strategy, initiatives and future performance, that address activities or results that the Company plans, expects, believes, projects, estimates or anticipates, will, should or may occur in the future, including future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors, current or future litigation and risks associated with pandemics. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.
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Investor Relations Contact:
Sean Mansouri, CFA
Elevate IR
EZPW@elevate-ir.com
(720) 330-2829